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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


(CHECK ONE)     [_] Form 10-K     [_] Form 20-F
                [X] Form 11-K     [_] Form 10-Q     [_] Form N-SAR


For Period Ended:   March 31, 2003
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[_]  Transition Report on Form 10-K        [_]  Transition Report on Form 10-Q
[_]  Transition Report on Form 20-F        [_]  Transition Report on Form N-SAR
[_]  Transition Report on Form 11-K
     For the Transition Period Ended:
                                     ------------------------------------------


      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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                        PART I -- REGISTRANT INFORMATION

Classic Bancshares, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

344 Seventeenth St.
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Address of Principal Executive Office (STREET AND NUMBER)

Ashland, Kentucky  41101
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City, State and Zip Code

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                       PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |  (a)  The reasons described in reasonable detail in Part III of this
      |       form could not be eliminated without unreasonable effort or
      |       expense;
      |  (b)  The subject annual report, semi-annual report, transition report
      |       on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
[X]   |       will be filed on or before the fifteenth calendar day following
      |       the prescribed due date; or the subject quarterly report of
      |       transition report on Form 10-Q, or portion thereof will be filed
      |       on or before the fifth calendar day following the prescribed due
      |       date; and
      |  (c)  The accountant's statement or other exhibit required by Rule
      |       12-b-25(c) has been attached if applicable.

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                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                See Attachment A.

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                          PART IV -- OTHER INFORMATION

1. Name and telephone number of person to contact in regard to this notification

     Lisah M. Frazier, Chief Financial Officer        606         326-2800
     -----------------------------------------    ----------- ------------------
                     (Name)                       (Area Code) (Telephone Number)


2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months No or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s)     [X] Yes    [_] No


3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in No the subject report or portion
     thereof?     [_] Yes    [X] No



     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.



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                            CLASSIC BANCSHARES, INC.
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                  (Name of Registrant as Specified in Charter)


     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                                By:     /s/ Lisah M. Frazier
                                                        -----------------------
Date:  September 30, 2003                       Name:   Lisah M. Frazier
                                                Title:  Chief Financial Officer

                                  ATTACHMENT A


                              PART III - NARRATIVE


         Due to unanticipated delays in the collection and compilation of certain information required to be included in the Form 11-K for filing, and in the completion of the drafting of the Form 11-K, Classic Bancshares, Inc. is unable to file its Form 11-K within the prescribed time period without unreasonable effort and expense.